US$3,250,000,000

FOUR-YEAR CREDIT AGREEMENT

dated as of

June 22, 2011

among
AUTOMATIC DATA PROCESSING, INC.

The Borrowing Subsidiaries
referred to herein

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN EUROPE LIMITED,
as London Agent

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as Canadian Agent

The SWINGLINE LENDERS

and
BANK OF AMERICA, N.A.
BNP PARIBAS
WELLS FARGO BANK, N.A.
BARCLAYS CAPITAL and
CITIBANK, N.A.
as Syndication Agents

DEUTSCHE BANK SECURITIES INC. and
INTESA SANPAOLO S.P.A
as Documentation Agents
_________________________

J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BNP PARIBAS SECURITIES CORP.
WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I

Definitions

Contents, p. 2

SECTION 3.06.	Litigation and Environmental Matters	60
SECTION 3.07.	Compliance with Laws and Agreements	60
SECTION 3.08.	Federal Reserve Regulations	61
SECTION 3.09.	Investment Company Status	61
SECTION 3.10.	Taxes	61
SECTION 3.11.	ERISA	61
SECTION 3.12.	Disclosure	61

ARTICLE IV Conditions

SECTION 4.01.	Effective Date	62
SECTION 4.02.	Each Credit Event	63
SECTION 4.03.	Initial Credit Event for each Borrowing Subsidiary	63

ARTICLE V Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	64
SECTION 5.02.	Notices of Material Events	65
SECTION 5.03.	Existence; Conduct of Business	66
SECTION 5.04.	Payment of Taxes	66
SECTION 5.05.	Maintenance of Properties	66
SECTION 5.06.	Books and Records; Inspection Rights	66
SECTION 5.07.	Compliance with Laws	66
SECTION 5.08.	Use of Proceeds	66

ARTICLE VI Negative Covenants

SECTION 6.01.	Liens	67
SECTION 6.02.	Sale and Leaseback Transactions	68
SECTION 6.03.	Fundamental Change68	45

ARTICLE VII Events of Default

Contents, p. 3

SCHEDULES:

Schedule 2.01	-	Lenders and Commitments
Schedule 2.18	-	Payment Instructions
Schedule 6.01	-	Liens

EXHIBITS:

Exhibit A-1	-	Form of Borrowing Subsidiary Agreement
Exhibit A-2	-	Form of Borrowing Subsidiary Termination
Exhibit B	-	Form of Assignment and Assumption
Exhibit C	-	Form of Opinion of General Counsel of the Company
Exhibit D	-	Form of Promissory Note

FOUR-YEAR CREDIT AGREEMENT dated as of June 22, 2011 (this “Agreement”), among AUTOMATIC DATA PROCESSING, INC., a Delaware corporation (the “Company”); the BORROWING SUBSIDIARIES from time to time party hereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”); the LENDERS from time to time party hereto; JPMORGAN CHASE BANK, N.A., as Administrative Agent; J.P. MORGAN EUROPE LIMITED, as London Agent; JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent; and the SWINGLINE LENDERS.

The Company has requested the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) extend credit in the form of (a) US Tranche Commitments under which the Company and the US Borrowing Subsidiaries may obtain US Tranche Loans in US Dollars in an aggregate principal amount at any time outstanding that will not result in the US Tranche Exposure exceeding US$$2,381,850,000.00, (b) Canadian Tranche Commitments under which the Canadian Borrowing Subsidiaries may obtain Canadian Tranche Loans in Canadian Dollars, and the Company and the US Borrowing Subsidiaries may obtain Canadian Tranche Loans in US Dollars, in an aggregate principal amount at any time outstanding that will not result in the Canadian Tranche Exposure exceeding US$510,500,000.00, (c) Euro Tranche Commitments under which the Company, the US Borrowing Subsidiaries and the Euro Borrowing Subsidiaries may obtain Euro Tranche Loans in Euros and US Dollars in an aggregate principal amount at any time outstanding that will not result in the Euro Tranche Exposure exceeding US$357,650,000.00 and (d) Swingline Loans to the Company and the US Borrowing Subsidiaries in US Dollars, and to the Canadian Borrowing Subsidiaries in Canadian Dollars, in an aggregate amount at any time outstanding that will not result in the aggregate US Dollar Equivalent of the Swingline Exposures exceeding US$1,250,000,000 or the Canadian Swingline Exposures exceeding US$204,200,000.00.  The Company has also requested the Lenders to provide (a) a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term Loans to the Borrowers and (b) a procedure under which the Borrowers may obtain Loans on an uncommitted basis from individual Lenders on terms to be negotiated at the time such Loans are requested.  The proceeds of borrowings hereunder are to be used for general corporate purposes of the Borrowers and their subsidiaries, including the refinancing of indebtedness under the Company’s 364-Day Credit Agreement dated as of June 23, 2010 and its Five-Year Credit Agreement dated as of June 28, 2006 (together, the “Existing Credit Agreements”).

The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder or any successor in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent, the London Agent and the Canadian Agent.

“Agreement Currency” has the meaning assigned to such term in Section 10.13(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% per annum and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum, provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in US Dollars, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent, (b) with respect to a Borrowing denominated in Euros, the London Agent, and (c) with respect to a Borrowing denominated in Canadian Dollars or a B/A, the Canadian Agent.

“Applicable Rate” means, for any day, with respect to (a) any commitment fee payable hereunder, the rate per annum set forth below under the caption “Commitment Fee Rate”, (b) any Eurocurrency Loan or B/A Drawing hereunder, a rate per annum equal to the percentage of the Index applicable on such day set forth below under the caption “Eurocurrency Spread, B/A Spread” (but in no event shall the Applicable Rate for any Eurocurrency Loan or B/A Drawing be less than the rate per annum set forth below under the caption “Eurocurrency Floor, B/A Floor”) and (c) any ABR Loan or Canadian Base Rate Loan, the Applicable Rate for Eurocurrency Loans minus 1% per annum (but in no event shall the Applicable Rate for any ABR Loan or Canadian Base Rate Loan be less than 0% per annum), in each case based on the Ratings:

Ratings:	Commitment Fee Rate (basis points)	Eurocurrency Spread, B/A Spread (percentage of the Index)	Eurocurrency Floor, B/A Floor (basis points)
Category 1 Greater than or equal to Aa3 / AA-	4.0	40%	30
Category 2 Less than Aa3 / AA- and greater than or equal to A3 / A-	8.0	50%	40
Category 3 Less than A3 / A-	12.0	65%	55

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Rating (other than by reason of the circumstances referred to in the penultimate paragraph of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (b) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by two Categories, in which case the Commitment Fee Rate, Eurocurrency Spread, the B/A Spread, the Eurocurrency Floor and the B/A Floor shall be based on the Category one level above that corresponding to the lower rating; (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by Moody’s or S&P; and (d) the Index shall be determined as of each Reset Date for the applicable Revolving Loans.  Each change in the Applicable Rate on account of (a) a change in the Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change or (b) a change in the Index shall apply during the period commencing on the Reset Date on which a change in the Index becomes effective and ending on the date immediately preceding the Reset Date on which the next such change becomes effective.

If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If the Index shall be unavailable as of any Reset Date, the Company and the Lenders under the Facility agree to negotiate in good faith (for a period of up to 30 days after the Index becomes unavailable) to agree on an alternative method for establishing the Applicable Rate.  During such negotiations, the Applicable Rate will be calculated as provided above and based on the last available quote of the Index.  If no such alternative method is agreed upon during such 30 day period, then following the end of such period, and until such an alternative method shall have been agreed upon, the Applicable Rate will be the higher of (x) the rate determined based on the last available quote of the Index and (y) 0.50% per annum.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).  In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Canadian Tranche Lender in accordance with the terms of this Agreement.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof. If, however, such ownership interest  results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, such ownership interest will constitute a Bankruptcy Event.  Nothing in this definition or elsewhere in this Agreement shall require any Person to disclose any information that it would be prohibited from disclosing under applicable law or regulation.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or any Borrowing Subsidiary.

“Borrowing” means Loans (including Competitive Loans or Contract Loans) of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans or Fixed Rate Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 5,000,000 units of the applicable Designated Foreign Currency.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Designated Foreign Currency, 1,000,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Subsidiary” means a US Borrowing Subsidiary, a Canadian Borrowing Subsidiary or a Euro Borrowing Subsidiary.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit A-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit A-2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, (b) when used in connection with a Loan denominated in Canadian Dollars or a B/A, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Toronto, and (c) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any days on which the TARGET payment system is not open for the settlement of payments in Euros.

“Calculation Date” means the last Business Day of each calendar month.

“Canadian Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, or any successor in such capacity.

“Canadian Base Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/16 or 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., Toronto Branch, as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change in publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected it) and (ii) 0.50% per annum.

“Canadian Borrowing Subsidiary” means any Canadian Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Canadian Borrowing Subsidiary as provided in such Section.

“Canadian Dollars” or “C$” means the lawful money of Canada.

“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any province thereof.

“Canadian Swingline Commitment” means, with respect to each Canadian Swingline Lender, the commitment of such Canadian Swingline Lender to make Canadian Swingline Loans pursuant to Section 2.06, expressed as an amount representing the maximum aggregate amount of such Canadian Swingline Lender’s outstanding Canadian Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.10.  The initial amount of each Canadian Swingline Lender’s Canadian Swingline Commitment is set forth on Schedule 2.01.  The aggregate amount of the Canadian Swingline Commitments on the date hereof is US$204,200,000.00.

“Canadian Swingline Exposure” means, at any time, the sum of the Canadian Swingline Loans outstanding at such time.  The Canadian Swingline Exposure of any Lender at any time shall be such Lender’s Canadian Swingline Percentage of the total Canadian Swingline Exposure at such time.

“Canadian Swingline Lenders” means JPMorgan Chase Bank, N.A., Toronto Branch, Bank of Montreal and Royal Bank of Canada.

“Canadian Swingline Loan” means a Loan made by a Canadian Swingline Lender under its Canadian Swingline Commitment pursuant to Section 2.06.

“Canadian Swingline Percentage” means, with respect to any Canadian Swingline Lender, the percentage of the total Canadian Swingline Commitments represented by such Lender’s Canadian Swingline Commitment.  If the Canadian Swingline Commitments have terminated or expired, the Canadian Swingline Percentages shall be determined based upon the Canadian Swingline Commitments most recently in effect, giving effect to any assignments.

“Canadian Tranche Borrowing” means a borrowing comprised of Canadian Tranche Loans.

“Canadian Tranche Commitment” means, with respect to each Canadian Tranche Lender, the commitment of such Canadian Tranche Lender to make Canadian Tranche Loans pursuant to Section 2.01(b), to accept and purchase or arrange for the purchase of B/As pursuant to Section 2.04 and to acquire participations in Canadian Swingline Loans pursuant to Section 2.06, expressed as an amount representing the maximum aggregate amount of such Canadian Tranche Lender’s Canadian Tranche Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Canadian Tranche Lender’s Canadian Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Canadian Tranche Lender shall have assumed its Canadian Tranche Commitment, as applicable.  The aggregate amount of the Canadian Tranche Commitments on the date hereof is US$510,500,000.00.

“Canadian Tranche Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Canadian Tranche Loans denominated in US Dollars outstanding at such time, (b) the US Dollar Equivalent of the aggregate principal amount of the Canadian Tranche Loans denominated in Canadian Dollars outstanding at such time, (c) the US Dollar Equivalent of the aggregate face amount of the B/As accepted by the Canadian Lenders and outstanding at such time and (d) the US Dollar Equivalent of the Canadian Swingline Exposure at such time.  The Canadian Tranche Exposure of any Lender at any time shall be such Lender’s Canadian Tranche Percentage of the total Canadian Tranche Exposure at such time.

“Canadian Tranche Lender” mean a Lender with a Canadian Tranche Commitment.

“Canadian Tranche Loan” means a Loan made by a Canadian Tranche Lender pursuant to Section 2.01(b).  Each Canadian Tranche Loan denominated in US Dollars shall be a Eurocurrency Loan or an ABR Loan, and each Canadian Tranche Loan denominated in Canadian Dollars shall be a Eurocurrency Loan or a Canadian Base Rate Loan.

“Canadian Tranche Percentage” means, with respect to any Canadian Tranche Lender, the percentage of the total Canadian Tranche Commitments represented by such Lender’s Canadian Tranche Commitment.  If the Canadian Tranche Commitments have terminated or expired, the Canadian Tranche Percentages shall be determined based upon the Canadian Tranche Commitments most recently in effect, giving effect to any assignments.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such

Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Base Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or by any lending office of such Lender or by such Lender’s holding company with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, no act, event or circumstance referred to in clause (a), (b) or (c) of this definition shall be deemed to have occurred prior to the date of this Agreement as a result of the applicable law, rule, regulation, interpretation, application, request, guideline or directive having been adopted, made or issued under the general authority of the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III as promulgated by the Basel Committee on Banking Supervision.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Loans, Euro Tranche Loans, Canadian Tranche Loans, Competitive Loans, Contract Loans or Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Commitment, a Euro Tranche Commitment or a Canadian Tranche Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a US Tranche Commitment, a Euro Tranche Commitment or a Canadian Tranche Commitment.

“Company” has the meaning assigned to such term in the heading of this Agreement.

“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.05.

“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

“Competitive Bid Request” means a request for Competitive Bids in accordance with Section 2.05.

“Competitive Borrowing” means a Borrowing comprised of Competitive Loans.

“Competitive Loan” means a Loan made pursuant to Section 2.05.  Each Competitive Loan shall be a Eurocurrency Loan or a Fixed Rate Loan.

“Competitive Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Competitive Loans of such Lender denominated in US Dollars and (b) the aggregate of the US Dollar Equivalents of the principal amounts of the outstanding Competitive Loans of such Lender denominated in Designated Foreign Currencies.

“Consolidated Net Worth” means the shareholders’ equity of the Company, determined on a consolidated basis in accordance with GAAP.

“Contract Loan” has the meaning assigned to such term in Section 2.02(e).

“Contract Loan Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the outstanding Contract Loans of such Lender denominated in US Dollars and (b) the aggregate of the US Dollar Equivalents of the principal amounts of the outstanding Contract Loans of such Lender denominated in Designated Foreign Currencies.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60, 90 or 180 days thereafter, as the applicable Canadian Borrowing Subsidiary may elect (in each case subject to availability); provided, that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, it notifies the Administrative Agent in writing that such failure is the result of its good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, any other Borrower, the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on its good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer thereof that it will comply with its obligations (and is financially able to meet such obligations) to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Foreign Currency” means the Canadian Dollar and the Euro.

“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest C$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or, (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a lender which is a Schedule II Lender or a Schedule III Lender, the arithmetic average (as determined by the Canadian Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Agent by the Schedule III Reference Lender as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Borrowing Subsidiary” means any Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a Euro Borrowing Subsidiary as provided in such Section.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Euro Tranche Commitment” means, with respect to each Euro Tranche Lender, the commitment of such Euro Tranche Lender to make Euro Tranche Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate amount of such Euro Tranche Lender’s Euro Tranche Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Euro Tranche Lender’s Euro Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which Euro Tranche Lender shall have assumed its Euro Tranche Commitment, as applicable.  The aggregate amount of the Euro Tranche Commitments on the date hereof is US$357,650,000.00.

“Euro Tranche Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Euro Tranche Loans denominated in US Dollars outstanding at such time and (b) the US Dollar Equivalent of the aggregate principal amount of the Euro Tranche Loans denominated in Euros outstanding at such time.  The Euro Tranche Exposure of any Lender at any time shall be such Lender’s Euro Tranche Percentage of the total Euro Tranche Exposure at such time.

“Euro Tranche Lender” mean a Lender with a Euro Tranche Commitment.

“Euro Tranche Percentage” means, with respect to any Euro Tranche Lender, the percentage of the total Euro Tranche Commitments represented by such Lender’s Euro Tranche Commitment.  If the Euro Tranche Commitments have terminated or expired, the Euro Tranche Percentages shall be determined based upon the Euro Tranche Commitments most recently in effect, giving effect to any assignments.

“Euro Tranche Borrowing” means a Borrowing comprised of Euro Tranche Loans.

“Euro Tranche Loan” means a Loan made by a Euro Tranche Lender pursuant to Section 2.01(c).  Each Euro Tranche Loan shall be a Eurocurrency Loan.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for the applicable currency or currencies.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of the applicable currencies are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of US Dollars with such other currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a US Tranche Lender or Euro Tranche Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a Borrower from an office within such jurisdiction to the extent such Tax is in effect and would apply as of the date such US

Tranche Lender or Euro Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such US Tranche Lender or Euro Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a Canadian Tranche Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding Tax that is imposed (i) by Canada (or any province or other political subdivision therein) on payments by a Canadian Borrowing Subsidiary from an office within such jurisdiction or (ii) by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, in either case to the extent such Tax is in effect and would apply as of the date such Canadian Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Canadian Tranche Lender and is in effect and would apply at the time such lending office is designated, (e) any withholding Taxes imposed by the United States of America pursuant to FATCA, and (f) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.17(f), except, in the case of clause (c) or (d) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.17 or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type.

“Existing Credit Agreements” has the meaning set forth in the introductory statement.

“Exposure” means, with respect to any Lender, such Lender’s US Tranche Exposure, Canadian Tranche Exposure, Euro Tranche Exposure, Competitive Loan Exposure and Contract Loan Exposure.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Increasing Lender” has the meaning assigned to such term in Section 2.10(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index” means, with respect to any Revolving Loan for any period, the average of the Markit CDX.NA.IG Series 16 or any successor series (5 Year Period) for the 30 business days (or for the number of business days for which the then current Markit CDX.NA.IG is in effect, if such number of business days is fewer than 30 business days) preceding the Reset Date applicable to such Loan for such period, as available to the applicable office of the Administrative Agent.  For purposes of this definition, “business days” means days in respect of which the Securities Industry and Financial Markets Association declares the US fixed income market to be open.

“Initial Loans” has the meaning assigned to such term in Section 2.10(d)(iv).

“Interest Election Request” means a request by the relevant Borrower to convert or continue a Borrowing or a B/A Drawing in accordance with Section 2.09.

“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Base Rate Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, (d) with respect to any Contract Loan, the date or dates agreed upon by the relevant Borrower and the applicable Lender or, if no such dates shall have been agreed upon, the last day of each March, June, September and December and (e) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, (i) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect, (ii) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request and (iii) with respect to any Contract Loan, the period commencing on the date of such Borrowing and ending on the date agreed upon by the relevant Borrower and the applicable Lender; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.

“Judgment Currency” has the meaning assigned to such term in Section 10.13(b).

“Lenders” means the Persons listed on Schedule 2.01, any Increasing Lender that shall have become a party hereto pursuant to Section 2.10(d) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” shall include the Swingline Lenders.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the Reuters screen LIBOR 01 Page (or any successor or substitute page)) as reflected on the applicable Telerate screen), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, “LIBO Rate” shall mean the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMCB at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note delivered pursuant to this Agreement.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars, New York City time, (b) with respect to a Loan or Borrowing denominated in Euro, London time and (c) with respect to a Loan or Borrowing denominated in Canadian Dollars or a B/A, Toronto time.

“London Agent” means J.P. Morgan Europe Limited or any successor in such capacity.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Company and its

Subsidiaries in an aggregate principal amount exceeding US$250,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” means (a) any Subsidiary that is a Borrower, (b) any Subsidiary that directly or indirectly owns or Controls any Material Subsidiary and (c) any other Subsidiary (i) the consolidated revenues of which for the most recent period of four fiscal quarters of the Company for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 10% of the Company’s consolidated revenues for such period or (ii) the consolidated assets of which as of the end of such period were greater than 10% of the Company’s consolidated assets as of such date; provided that if at any time the aggregate consolidated revenues or assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 10% of the Company’s consolidated revenues for such period or 10% of the Company’s consolidated assets as of the end of such period, the Company shall (or, in the event the Company has failed to do so within 10 days, the Administrative Agent may) designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.  For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements.

“Maturity Date” means June 22, 2015.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notice of Illegality” has the meaning set forth in Section 2.20.

“Obligations” means the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 10.04(e).

“Patriot Act” has the meaning assigned to such term in Section 10.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any of the Borrowers or any of their Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any Lien in favor of the PBGC.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any of the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Account” has the meaning specified in Section 2.11(e).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Ratings” means, at any time, the Company’s issuer rating by Moody’s and the Company’s issuer rating by S&P at such time.

“Register” has the meaning set forth in Section 10.04.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having unused US Tranche Commitments, U.S. Tranche Exposures, unused Canadian Tranche Commitments, Canadian Tranche Exposures, unused Euro Tranche Commitments and Euro Tranche Exposures with an aggregate US Dollar Equivalent representing more than 50% of the aggregate US Dollar Equivalent of the total unused US Tranche Commitments, U.S. Tranche Exposures, unused Canadian Tranche Commitments,

Canadian Tranche Exposures, unused Euro Tranche Commitments and Euro Tranche Exposures at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans and Contract Loans of the Lenders shall be included in their respective US Tranche Exposures in determining the Required Lenders.

“Reset Date” means each date on which the Index will be determined.  The Reset Dates for any Eurocurrency Loans will be the dates on which LIBO Rates are set for such Loans for each Interest Period applicable thereto; provided that for any Eurocurrency Loan with an Interest Period longer than three months, a Reset Date will also occur at the end of each successive three-month period during such Interest Period.  The Reset Dates for any ABR Loans will be the Closing Date and the first day of each calendar quarter thereafter.

“Reuters Screen CDOR Page” means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers’ acceptances accepted by leading Canadian banks.

“Revolving Borrowing” means a Borrowing comprised of US Tranche Loans, Canadian Tranche Loans or Euro Tranche Loans, in each case made pursuant to Section 2.01.

“Revolving Loan” means any US Tranche Loan, Canadian Tranche Loan or Euro Tranche Loan.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lenders” means Bank of Montreal and Royal Bank of Canada.

“Schedule II Lender” means any Lender named on Schedule II to the Bank Act (Canada).

“Schedule III Lender” means any Lender named on Schedule III to the Bank Act (Canada).

“Schedule III Reference Lender” means JPMorgan Chase Bank, N.A., Toronto Branch.

“Statutory Reserves” means, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.10(d)(iv).

“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.

“Subsidiary” means any subsidiary of the Company.

“Swingline Lenders” means the US Swingline Lenders and the Canadian Swingline lenders.

“Swingline Loan” means a US Swingline Loan or a Canadian Swingline Loan.

“Swingline Exposure” means the US Swingline Exposure and the Canadian Swingline Exposure.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Test Date” has the meaning assigned to such term in Section 1.05.

“Tranche” means a category of Commitments and extensions of credit thereunder.  For purposes hereof, each of the following comprise a separate Tranche:  (i) the US Tranche  Commitments and the US Tranche Loans, (ii) the Canadian Tranche Commitments and the Canadian Tranche Loans and B/A Drawings and (iii) the Euro Tranche Commitments and the Euro Tranche Loans.

“Tranche Percentage” means, with respect to any Lender and any Tranche, the percentage of the total Commitments of such Tranche represented by such Lender’s Commitment of such Tranche.

“Transactions” means the execution, delivery and performance by the Company and the other Borrowers of the Loan Documents, the borrowing of Loans and purchases and acceptances of B/As hereunder and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate, the Canadian Base Rate or a Fixed Rate.

“US Borrowing Subsidiary” means any Subsidiary that has been designated as such pursuant to Section 2.20 and that has not ceased to be a US Borrowing Subsidiary as provided in such Section.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in Canadian Dollars or Euros, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rates at the time in effect under the provisions of such Section.

“US Dollars” or “US $” means the lawful money of the United States of America.

“US Swingline Commitment” means, with respect to each US Swingline Lender, the commitment of such US Swingline Lender to make US Swingline Loans pursuant to Section 2.06, expressed as an amount representing the maximum aggregate amount of such US Swingline Lender’s outstanding US Swingline Loans hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.10.  The initial amount of each US Swingline Lender’s US Swingline Commitment is set forth on Schedule 2.01.  The aggregate amount of the US Swingline Commitments on the date hereof is US$1,250,000,000.

“US Swingline Exposure” means, at any time, the sum of the US Swingline Loans outstanding at such time.  The US Swingline Exposure of any Lender at any time shall be such Lender’s US Swingline Percentage of the total US Swingline Exposure at such time.

“US Swingline Lenders” means JPMCB, Bank of America, N.A., BNP Paribas, Wells Fargo Bank, National Association, Barclays Bank PLC and Citibank, N.A.

“US Swingline Loan” means a Loan made by a US Swingline Lender under its US Swingline Commitment pursuant to Section 2.06.

“US Swingline Percentage” means, with respect to any US Swingline Lender, the percentage of the total US Swingline Commitments represented by such Lender’s US Swingline Commitment.  If the US Swingline Commitments have terminated or expired, the US Swingline Percentages shall be determined based upon the US Swingline Commitments most recently in effect, giving effect to any assignments.

“US Tranche Borrowing” means a Borrowing comprised of US Tranche Loans.

“US Tranche Commitment” means, with respect to each US Tranche Lender, the commitment of such Lender to make US Tranche Loans pursuant to Section 2.01(a) and to acquire participations in US Swingline Loans pursuant to Section 2.06, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each US Tranche Lender’s US Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Commitment, as applicable.  The aggregate amount of the US Tranche Commitments on the date hereof is US$2,381,850,000.00.

“US Tranche Exposure” means, at any time, the sum of (a) the aggregate principal amount of the US Tranche Loans outstanding at such time plus (b) the US Swingline Exposure at such time.  The US Tranche Exposure of any Lender at any time shall be such Lender’s US Tranche Percentage of the total US Tranche Exposure at such time.

“US Tranche Lender” mean a Lender with a US Tranche Commitment.

“US Tranche Loan” means a Loan made by a US Tranche Lender pursuant to Section 2.01(a).  Each US Tranche Loan shall be a Eurocurrency Loan or an ABR Loan.

“US Tranche Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Commitments represented by such Lender’s US Tranche Commitment.  If the US Tranche Commitments have terminated or expired, the US Tranche Percentages shall be determined based upon the US Tranche Commitments most recently in effect, giving effect to any assignments.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Borrowing”) or by Type (e.g., a “US Tranche Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Borrowing”).

SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor law).

SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Exchange Rates.  i)Not later than 10:00 a.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rates applicable to the determination of US Dollar Equivalents of amounts denominated in Canadian Dollars and Euro and (ii) give written notice thereof to the Lenders and the Company.  The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Test Date”), shall remain effective until the next succeeding Test Date, and shall for all purposes of this Agreement (other than Section 10.13 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in the determination of US Dollar Equivalents.

(b)  Not later than 5:00 p.m., New York City time, on each Test Date on which Loans or B/As are outstanding, the Administrative Agent shall (i) determine the US Tranche Exposure, the Canadian Tranche Exposure and the Euro Tranche Exposure and (ii) notify the Lenders and the Company of the results of such determination.

ARTICLE II

The Credits

SECTION 2.01. Commitments.  ii)Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Loans to the Company and the US Borrowing Subsidiaries from time to time during the Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Exposure exceeding its US Tranche Commitment or (ii) the aggregate Exposures exceeding the aggregate Commitments.

(b)  Subject to the terms and conditions set forth herein, each Canadian Tranche Lender agrees from time to time during the Availability Period (i) to make Canadian Tranche Loans to the Canadian Borrowing Subsidiaries in Canadian Dollars and/or to accept and purchase or arrange for the acceptance and purchase of drafts drawn by the Canadian Borrowing Subsidiaries in Canadian Dollars as B/As, and (ii) to make Canadian Tranche Loans to the Company and the US Borrowing Subsidiaries in US Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Canadian Tranche Exposure exceeding its Canadian Tranche Commitment or (ii) the aggregate Exposures exceeding the aggregate Commitments.

(c)  Subject to the terms and conditions set forth herein, each Euro Tranche Lender agrees from time to time during the Availability Period to make Euro Tranche Loans to the Company, the US Borrowing Subsidiaries and the Euro Borrowing

Subsidiaries in Euros or US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Euro Tranche Exposure exceeding its Euro Tranche Commitment or (ii) the aggregate Exposures exceeding the aggregate Commitments.

SECTION 2.02. Loans and Borrowings.  iii)Each US Tranche Loan shall be made as part of a Borrowing consisting of US Tranche Loans made by the US Tranche Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective US Tranche Commitments.  Each Canadian Tranche Loan shall be made as part of a Borrowing consisting of Canadian Tranche Loans made by the Canadian Tranche Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Canadian Tranche Commitments.   Each Euro Tranche Loan shall be made as part of a Borrowing consisting of Euro Tranche Loans made by the Euro Tranche Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Euro Tranche Commitments.  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.05.  Each Contract Loan shall be made in accordance with the procedures set forth in paragraph (e) below.   The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.

(b)  Subject to Section 2.14, (i) each US Tranche Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith; (ii) each Canadian Tranche Borrowing shall be comprised entirely of (A) in the case of a Canadian Tranche Borrowing denominated in Canadian Dollars, Eurocurrency Loans or Canadian Base Rate Loans as the applicable Borrower may request in accordance herewith, and (B) in the case of a Canadian Tranche Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, as the applicable Borrower may request in accordance herewith; (iii) each Euro Tranche Borrowing shall be comprised entirely of (A) in the case of a Euro Tranche Borrowing denominated in Euros, Eurocurrency Loans, and (B) in the case of a Euro Tranche Borrowing denominated in US Dollars, Eurocurrency Loans or ABR Loans, as the applicable Borrower may request in accordance herewith; (iv) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans, as the applicable Borrower may request in accordance herewith; (v) each US Swingline Loan shall be comprised entirely of ABR Loans; and (vi) each Canadian Swingline Loan shall be comprised entirely of Canadian Base Rate Loans.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement, the Borrowers shall not be responsible under Section

2.15 or 2.17 for any increased costs incurred by a Lender as a result of a change in the location from which such Lender makes Loans unless such Lender is legally required to make such change.

(c)  At the commencement of each Interest Period for any Borrowing (other than a Borrowing comprised of Competitive Loans or Contract Loans), such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing denominated in US Dollars may be made in an aggregate amount that is equal to the aggregate available US Tranche Commitments, Canadian Tranche Commitments or Euro Tranche Commitments, as the case may be, and a Canadian Base Rate Borrowing denominated in Canadian Dollars may be made in an aggregate amount that is equal to the aggregate available Canadian Tranche Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five US Tranche Eurocurrency Borrowings outstanding, (ii) three Canadian Tranche Eurocurrency Borrowings outstanding and (iii) three Euro Tranche Eurocurrency Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(e)  At any time, any Borrower and any Lender may agree that such Lender will make a Loan (a “Contract Loan”) to the Borrower denominated in US Dollars, Canadian Dollars or Euros and bearing interest at an agreed upon rate, for an interest period to be agreed upon and upon such other terms as the applicable Borrower and Lender may agree (it being understood that a Contract Loan shall not be required to be in any particular minimum amount); provided, that, (i) after giving effect to the making of any such Contract Loan, the aggregate Exposures shall not exceed the aggregate Commitments and (ii) no such Loan shall be a Contract Loan unless the relevant Borrower and the applicable Lender expressly agree at the time such Loan is made, and notify the Administrative Agent, that such Loan shall be a Contract Loan for purposes of this Agreement.  If the applicable Borrower and Lender shall, after any Contract Loan is made, agree that such Contract Loan shall no longer be a Contract Loan hereunder and shall notify the Administrative Agent of such agreement, such Loan shall, as of the date of such agreement, cease to be a Contract Loan or to be entitled to any further benefits under this Agreement.  Contract Loans shall be deemed Loans for all purposes under this Agreement.  Each Borrower and Lender shall promptly notify the Administrative Agent of (i) the date, principal amount, currency,  maturity, interest rate, Interest Period and Interest Payment Dates of each Contract Loan made by or to such Lender to such Borrower and (ii) the date and amount of any repayment or prepayment of any such Contract Loan.

SECTION 2.03. Requests for Borrowings.  To request a Borrowing of a Type available hereunder, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Canadian Base Rate Borrowing, not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing and, (c) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);

(ii) whether the requested Borrowing is to be a US Tranche Borrowing, a Canadian Tranche Borrowing or a Euro Tranche Borrowing;

(iii) the currency and aggregate principal amount of the requested Borrowing;

(iv) the date of the requested Borrowing, which shall be a Business Day;

(v) the Type of the requested Borrowing;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no currency is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected (i) in the case of a US Tranche Borrowing, US Dollars, (ii) in the case of a Canadian Tranche Borrowing, Canadian Dollars, and (iii) in the case of a Euro Tranche Borrowing, Euros.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in US Dollars, an ABR Borrowing, (ii) in the case of a Borrowing denominated in Canadian Dollars, a Canadian Base Rate Borrowing, and (iii) in the case of a Borrowing denominated in Euro, a Eurocurrency Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.

SECTION 2.04. Bankers’ Acceptances.  iv)Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(b) or Section 2.09 shall be made ratably by the Canadian Tranche Lenders in accordance with the amounts of their Canadian Tranche Commitments.  The failure of any Canadian Tranche Lender to accept any B/A required to be accepted by it shall not relieve any other Canadian Tranche Lender of its obligations hereunder; provided that the Canadian Tranche Commitments are several and no Canadian Tranche Lender shall be responsible for any other Canadian Tranche Lender’s failure to accept B/As as required.

(b)  The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of C$1,000,000 and not less than C$5,000,000. The face amount of each B/A shall be C$100,000 or any whole multiple thereof.  If any Canadian Tranche Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of C$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of C$100,000 by the Canadian Agent in its sole discretion.  B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of three B/A Drawings outstanding.

(c)  To request an acceptance and purchase of B/As, a Borrower shall notify the Canadian Agent of such request by telephone not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase.  Each such telephonic request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Canadian Agent of a written request in a form approved by the Canadian Agent and signed by such Borrower.  Each such telephonic and written request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv) the location and number of the Borrower’s account to which any funds are to be disbursed, which shall comply with the requirements of Section 2.07.  If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a request in accordance with this paragraph, the Canadian Agent shall advise each Canadian Tranche Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d)  Each Borrower hereby appoints each Canadian Tranche Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As.  It shall be the responsibility of each Canadian Tranche Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement.  Each Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Canadian Tranche Lender shall bind such Borrower as fully and effectually as if manually signed and duly issued by authorized officers of such Borrower.  Each Canadian Tranche Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender.  No Canadian Tranche Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the gross negligence or willful misconduct of such Lender.  Each Canadian Tranche Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities.  Each Canadian Tranche Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or Federal statutes and regulations of Canada and to provide such records to each Borrower upon its request and at its expense.  Upon request by any Borrower, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Borrower and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e)  Drafts of each Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above.  Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or such Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed shall be binding on such Borrower.

(f)  Upon acceptance of a B/A by a Lender, such Lender shall purchase, or arrange the purchase of, such B/A from the applicable Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Agent the Discount Proceeds for the account of such Borrower as provided in Section 2.07.  The acceptance fee payable by the Company to a Lender under Section 2.12 in respect of each

B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph.   Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Canadian Tranche Loan pursuant to Section 2.09, the net amount that would otherwise be payable to such Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.09(f).

(g)  Each Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h)  Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i)  Each Borrower waives presentment for payment and any other defense to payment of any amounts due to a Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and each Borrower agrees not to claim any days of grace if such Lender as holder sues each Borrower on the B/A for payment of the amounts payable by such Borrower thereunder.  On the specified maturity date of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, each Borrower shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j)  At the option of each Borrower and any Lender, B/A’s under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada).  All depository bills so issued shall be governed by the provisions of this Section 2.04.

SECTION 2.05. Competitive Bid Procedure.  v)Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids for Competitive Loans in US Dollars, Canadian Dollars or Euros and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the aggregate Exposures at any time shall not exceed the aggregate Commitments.  To request Competitive Bids, the Company or the applicable Borrower shall notify the Applicable Agent of such request by telephone (i) in the case of a Eurocurrency Competitive Borrowing, not later than 10:00 a.m., Local Time, four Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Competitive Borrowing.  Not more than three Competitive Bid Requests may be submitted on the same day.  Each telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Competitive Bid Request in a form approved by the

Applicable Agent and signed by the Company.  Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting the Competitive Bid and the aggregate amount and currency of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;

(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Applicable Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

(b)  Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be in a form approved by the Applicable Agent and must be received by the Applicable Agent by telecopy, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 12:00 noon, Local Time, four Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., Local Time, on the date of the proposed Competitive Borrowing.  Competitive Bids that do not conform to the form approved by the Applicable Agent may be rejected by the Applicable Agent, and the Applicable Agent shall notify the applicable Lender as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount (which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.

(c)  The Applicable Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

(d)  Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid.  The Borrower shall notify the

Applicable Agent by telephone, confirmed by telecopy in a form approved by the Applicable Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., Local Time, on the date of the proposed Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request and (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid; provided further that in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the Borrower.  A notice given by the Borrower pursuant to this paragraph shall be irrevocable.

(e)  The Applicable Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

(f)  If the Applicable Agent or one of its Affiliates shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Applicable Agent pursuant to paragraph (b) of this Section.

SECTION 2.06. Swingline Loans.  vi)Subject to the terms and conditions set forth herein, each US Swingline Lender agrees to make US Swingline Loans in US Dollars to the Company or any US Borrowing Subsidiary, and each Canadian Swingline Lender agrees to make Canadian Swingline Loans in Canadian Dollars to any Canadian Borrowing Subsidiary, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate US Dollar Equivalent of the Swingline Exposures exceeding US$1,250,000,000, (ii) the aggregate US Dollar Equivalent of Canadian Swingline Exposure exceeding US$204,200,000.00, (iii) the aggregate US Tranche Exposures exceeding the aggregate US Tranche Commitments, (iv) the aggregate Canadian Tranche Exposures exceeding the Canadian Tranche Commitments or (v) the aggregate Exposures exceeding the aggregate Commitments; provided that (A) no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (B) no Swingline Lender shall make a Swingline Loan if it shall have been notified by the Administrative Agent at the request of the Required Lenders that an Event of Default has occurred and is continuing and that, as a result, no further Swingline Loans shall be made by it (a “Swingline Suspension Notice”).  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers specified above may borrow, prepay and reborrow Swingline Loans.  Each Swingline Loan shall be in an integral amount of US$1,000,000 or C$1,000,000, as applicable. The Borrowers may request any US Swingline Loans or Canadian Swingline Loans from one or more of the US Swingline Lenders or Canadian Swingline Lenders, subject only to the limitation that the outstanding US Swingline Loans or Canadian Swingline Loans of any Swingline Lender shall at no time exceed its US Swingline Commitment or Canadian Swingline Commitment, as the case may be.

(b)  To request Swingline Loans, a Borrower shall notify the Applicable Agent of such request by telephone (confirmed by telecopy) on the day of a proposed Swingline Loan by not later than 2:00 p.m., Local Time, in  the case of US Swingline Loans (or 4:00 p.m., Local Time, in the case of a US Swingline Loan to be made by JPMCB), and not later than 11:00 a.m., Local Time, in the case of Canadian Swingline Loans.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the aggregate amount of the requested Swingline Loans and the amount of the Swingline Loan to be made by each Swingline Lender.  The Applicable Agent will promptly advise the applicable Swingline Lenders of any such notice received from such Borrower.  The applicable Swingline Lenders shall make their Swingline Loans available to such Borrower by means of a transfer of funds to the general deposit account of such Borrower with the Applicable Agent (or another account in the jurisdiction of the Applicable Agent specified by such Borrower in its request for such Swingline Loan) by 4:00 p.m., Local Time, on the requested date of such Swingline Loans (or 5:00 p.m., Local Time, in the case of a US Swingline Loan to be made by JPMCB and requested after 3:00 p.m., Local Time).

(c)  By written notice given to the Applicable Agent not later than 10:00 a.m., Local Time, on any Business Day, each US Swingline Lender may require the US Tranche Lenders to acquire participations on such Business Day in all or a portion of its US Tranche Swingline Loans outstanding and each Canadian Swingline Lender may require the Canadian Tranche Lenders to acquire participations on such Business Day in all or a portion of its Canadian Tranche Swingline Loans outstanding.   Such notice shall specify the aggregate amount of Swingline Loans in which the applicable Lenders will participate.  Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice the percentage of the applicable Swingline Loans allocated to such Lender.  Each Lender agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of each applicable Swingline Lender, the percentage of such Swingline Loans allocated to such Lender.  Each US Tranche Lender and Canadian Tranche Lender acknowledges and agrees that, in the absence of a Swingline Suspension Notice received by the applicable Swingline Lender not less than two Business Days prior to the making of the applicable Swingline Loan, its obligation to acquire participations in each Swingline Loan pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the US Tranche Commitments or the Canadian Tranche Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay pro rata to the applicable Swingline Lenders the amounts so received by it from the Lenders.  The Applicable Agent shall notify the relevant Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph.  Any amounts received by a Swingline Lender from any Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the applicable Swingline Lenders, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.

SECTION 2.07. Funding of Borrowings and B/A Drawings.  vii)Each Lender shall make each Loan (other than a Contract Loan or a Swingline Loan) to be made by it and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders.  The Applicable Agent will make such Loans or Discount Proceeds (net of applicable acceptance fees) available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (or another account specified by such Borrower in the applicable Borrowing Request or request for an acceptance and purchase of B/As) (i) in New York City, in the case of Loans denominated in US Dollars (ii) in London, in the case of Loans denominated in Euros and (iii) in Toronto, in the case of Loans denominated in Canadian Dollars or B/As.  Each Lender shall make each Contract Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by the time and to the account agreed upon by the relevant Borrower and the applicable Lender.

(b)  Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, and the Applicable Agent has made an amount corresponding to such share available to such Borrower, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the cost to the Agent of funding the net proceeds of the subject B/As.  If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As and the Applicable Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Applicable Agent pursuant to this paragraph.

SECTION 2.08. Repayment of Borrowings and B/A Drawings; Evidence of Debt.  viii)Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders or Swingline Lenders (i) unless otherwise specified in this Section 2.08, the then unpaid principal amount of the Loans comprising each Borrowing of such Borrower on the Maturity Date and the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.04, (ii) the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable thereto and (iii) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a US Tranche Borrowing (or a Competitive Borrowing in US Dollars) or a Canadian Tranche Borrowing (or a Competitive Borrowing in Canadian Dollars) is made by any Borrower, such Borrower shall repay all US Tranche Swingline Loans or Canadian Tranche Swingline Loans, as the case may be, made to it and then outstanding.  Each Borrower hereby unconditionally promises to pay to the applicable Lender the then unpaid principal amount of each Contract Loan on the date or dates agreed by such Borrower and such Lender.  Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon and the face amount of each B/A drawn by such Borrower in the currency of such Loan or B/A.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the obligations of each Borrower to such Lender resulting from the Loans made and the B/As accepted by such Lender, including the amounts of principal and interest and amounts in respect of B/As payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, and the amount of each B/A Drawing made hereunder and the Contract Period applicable thereto, (ii) the amount of any principal, interest or amount in respect of any B/A due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.  Each of the London Agent and the Canadian Agent shall furnish to the Administrative Agent, promptly after the making of any Loan or Borrowing or the acceptance of any B/A with respect to which it is the Applicable Agent or the receipt of any payment of principal or interest with respect to any such Loan or Borrowing with respect to which it is the Applicable Agent, information with respect thereto that will enable the Administrative Agent to maintain the accounts referred to in the preceding sentence.  The Administrative Agent shall notify in writing the London Agent or the Canadian Agent, as applicable, promptly after the making of any Loan or Borrowing with respect to which it is the Applicable Agent or the receipt of payment of any principal with respect to any such Loan or Borrowing.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to it or the B/As drawn by it in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note if it is the policy of such Lender to obtain promissory notes in transactions comparable to those provided for herein or if such Lender has another business reason for requesting such a promissory note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit D hereto.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Interest Elections.  ix)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor.  After the initial Borrowings under any Tranche and, if applicable, B/A Drawings, the Borrowers may elect to convert and continue such Borrowings and, if applicable, B/A Drawings to or as other Borrowings and, if applicable, B/A Drawings under such Tranche as provided in this Section (it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto).  The Borrowers may elect different options with respect to different portions of the affected Borrowings or B/A Drawings, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowings or accepting the B/As comprising such B/A Drawings, as the case may be, and any Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing.  Notwithstanding any other provision of this Section, no Borrowing or B/A Drawing may be converted into or continued as a Borrowing or B/A Drawing with an Interest Period or Contract Period, as applicable, ending after the Maturity Date.  This Section shall not apply to Swingline Loans, Competitive Loans or to Contract Loans, which may not be converted or continued.

(b)  To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (x) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election and (y) in the case of an election that would result in a B/A Drawing or continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.04 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing or B/A Drawing to a Borrowing or B/A Drawing not available under the Class of Commitments pursuant to which such Borrowing or B/A Drawing was made.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03 or 2.04:

(i) the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) in the case of an election with respect to a US Tranche Borrowing, whether a Eurocurrency Borrowing or an ABR Borrowing is elected; in the case of an election with respect to a Canadian Tranche Borrowing denominated in Canadian Dollars or a B/A Drawing, whether a Eurocurrency Borrowing, a Canadian Base Rate Borrowing or a B/A Drawing is elected; and in the case of an election with respect to a Canadian Tranche Borrowing denominated in US Dollars, whether a Eurocurrency Borrowing or an ABR Borrowing is elected; and

(iv) in the case of an election of a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”; provided that no Eurocurrency Borrowing or B/A Drawing may be elected with an Interest Period or Contract Period, as the case may be, that would extend after the Maturity Date.

If any such Interest Election Request requests a Eurocurrency Borrowing or a B/A Drawing but does not specify an Interest Period or Contract Period, then the Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s duration, as the case may be.

(d)  Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.

(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing or B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period, such Borrowing or B/A Drawing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars, be converted to an ABR Borrowing, (ii) in the case of a Eurocurrency Borrowing denominated in Canadian Dollars or a B/A Drawing, be converted into a Canadian Base Rate Borrowing and (iii) in the case of any other Eurocurrency Borrowing, become due and payable on the last day of such Interest Period.

(f)  Upon the conversion of any Canadian Tranche Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.04(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Tranche Loan made by such Lender as part of such Canadian Tranche Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Lender under Section 2.04(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Tranche Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

(g)  The conversion or continuation of any Borrowing or B/A Drawing shall not constitute a repayment of amounts outstanding or a new advance of funds hereunder.

SECTION 2.10. Termination, Reduction and Increase of Commitments.  x)Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (ii) the Company shall not terminate or reduce the US Tranche Commitments if, after giving effect to any concurrent prepayment of the US Tranche Loans in accordance with Section 2.11, aggregate US Tranche Exposures would exceed the aggregate US Tranche Commitments, (iii) the Company shall not terminate or reduce the Canadian Tranche Commitments if, after giving effect to any concurrent prepayment of the Canadian Tranche Loans in accordance with Section 2.11, the aggregate Canadian Tranche Exposures would exceed the aggregate Canadian Tranche Commitments, (iv) the Company shall not terminate or reduce the Euro Tranche Commitments if, after giving effect to any concurrent prepayment of the Euro Tranche Loans in accordance with Section 2.11, the aggregate Euro Tranche Exposures would exceed the aggregate Euro Tranche Commitments and (v) the Company shall not terminate or reduce any Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.11, the aggregate Exposures would exceed the aggregate Commitments.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election.  Promptly following receipt of any such notice, the Administrative Agent shall advise the other Agents and the applicable Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

(d)  xi) The Company may on one or more occasions, by written notice to the Administrative Agent and executed by the Company and one or more financial institutions (any such financial institution referred to in this paragraph (d) being called an “Increasing Lender”), which may include any Lender, cause new Commitments of any Tranche to be extended by the Increasing Lenders (or cause the Commitments of any Tranche of the Increasing Lenders to be increased, as the case may be) in amounts set forth in such notice not to be less than (A) $10,000,000 for each Increasing Lender and (B) $25,000,000 for all Increasing Lenders under each such notice; provided that (x) at no time shall the aggregate amount of all extensions of new Commitments and increases in existing Commitments effected pursuant to this paragraph (d) exceed $500,000,000, (y) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (z) each Increasing Lender, if not already a Lender hereunder, shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment or Commitments of such Increasing Lender and/or its status as a Lender hereunder.

(ii) Extensions of new Commitments and increases in existing Commitments pursuant to this paragraph (d) shall become effective on the date specified in the applicable notice delivered by the Company pursuant to subparagraph (i) above.  Upon the effectiveness of such extensions of new Commitments and/or increases in existing Commitments, (A) each Increasing Lender not already a Lender hereunder shall be deemed to be a party to this Agreement and shall thereafter be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (B) Schedule 2.01 shall be deemed to have been amended to reflect the new Commitments or the increases in the Commitments, as applicable, of each Increasing Lender as set forth in the applicable notice delivered by the Company.

(iii) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) or extension of new Commitments hereunder shall become effective under this paragraph (d) unless (A) on the date of such increase or extension, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the parenthetical in such paragraph (a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Administrative Agent shall have received documents consistent with those delivered pursuant to Section 4.01(b) and (c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase or extension.

(iv) On the effective date of any extension of a new Commitment of any Tranche or increase in an existing Commitment of any Tranche pursuant to this paragraph (d), (A) the aggregate principal amount of the Revolving Loans of such Tranche outstanding (the “Initial Loans”) immediately prior to giving effect to such extension or increase shall be deemed to be repaid, (B) after the effectiveness of such extension or increase, the Borrowers shall be deemed to have made new Revolving Borrowings of such Tranche (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender’s Percentage (calculated after giving effect to any such extension or increase) of the Subsequent Borrowings and (y) such Lender’s Percentage (calculated without giving effect to any such extension or increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (x) such Lender’s Percentage (calculated without giving effect to any such extension or increase) of the Initial Loans and (y) such Lender’s Percentage (calculated after giving effect to any such extension or increase) of the amount of the Subsequent Borrowings, (E) each Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (each calculated after giving effect to any such extension or increase) and (F) each applicable Borrower shall pay each Lender any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan shall be subject to the provisions of Section 2.16 if the effective date of the extension of or increase in Commitments pursuant to this paragraph (d) occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

SECTION 2.11. Prepayment of Loans.  xii)Any Borrower, or the Company on behalf of any Borrower, shall have the right at any time and from time to time to prepay any Borrowing and amounts owed in respect of outstanding B/As of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided, that, unless the applicable Borrowers and Lenders shall have otherwise agreed at the time such Loans were made, Competitive Loans or Contract Loans may be prepaid only with the consent of the Lenders making such Loans.

(b)  If the aggregate Exposures of any Class shall exceed the aggregate Commitments of such Class, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing of such Class (or, in the case of the Canadian Commitments, the last day of any Contract Period for any B/A Drawing), and (ii) on any other date in the event ABR Borrowings or Canadian Base Rate Borrowings shall be outstanding under such Class, the applicable Borrowers shall prepay Loans of such Class in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings or B/A Drawings referred to in clause (i) or (ii), as applicable.  If, on any Test Date, the aggregate amount of the Exposures of any Class shall exceed 105% of the aggregate Commitments of such Class, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings of such Class (or, in the case of the Canadian Commitments, amounts owing in respect of outstanding B/As) in an aggregate principal amount sufficient to eliminate such excess.

(c)  Prior to any optional or mandatory prepayment of Borrowings or amounts owing in respect of outstanding B/A Drawings hereunder, the applicable Borrower shall select the Borrowing or Borrowings and B/A Drawings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent by telephone (confirmed by telecopy) of any prepayment of a Borrowing or amounts owing in respect of an outstanding B/A Drawing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of such prepayment, (ii) in the case of an ABR Borrowing, a Canadian Base Rate Borrowing or any amount owed in respect of an outstanding B/A Drawing, not later than 11:00 a.m., Local Time, one Business Day before the date of such prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, or amount owed in respect of an outstanding B/A Drawing or portion thereof, to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10(c).  Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing or amounts owing in respect of a B/A Drawing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 or an acceptance and purchase of B/As as provided in Section 2.04.  Each prepayment of a Borrowing or B/A Drawing shall be applied ratably to the Loans included in the prepaid Borrowing or the B/As included in such B/A Drawing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(e)  Amounts to be applied pursuant to this Section or Article VII to prepay or repay amounts to become due with respect to outstanding B/As shall be deposited in the Prepayment Account (as defined below).  The Canadian Agent shall apply any cash deposited in the Prepayment Account allocable to amounts to become due in respect of B/As on the last day of their respective Contract Periods until all amounts due in respect of outstanding B/As have been prepaid or until all the allocable cash on deposit has been exhausted.  For purposes of this Agreement, the term “Prepayment Account” shall mean an account established by a Borrower with the Canadian Agent and over which the Canadian Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this paragraph (e).  The Canadian Agent will, at the request of such Borrower, invest amounts on deposit in the Prepayment Account in short-term, cash equivalent investments selected by the Canadian Agent in consultation with such Borrower that mature prior to the last day of the applicable Contract Periods of the B/As to be prepaid; provided, however, that the Canadian Agent shall have no obligation to invest amounts on deposit in the Prepayment Account if a Default or Event of Default shall have occurred and be continuing.  Such Borrower shall indemnify the Administrative Agent for any losses relating to the investments so that the amount available to prepay amounts due in respect of B/As on the last day of the applicable Contract Period is not less than the amount that would have been available had no investments been made pursuant thereto.  Other than any interest earned on such investments (which shall be for the account of such Borrower, to the extent not necessary for the prepayment of B/As in accordance with this Section), the Prepayment Account shall not bear interest.  Interest or profits, if any, on such investments shall be deposited in the Prepayment Account and reinvested and disbursed as specified above.  If the maturity of the Loans and all amounts due hereunder has been accelerated pursuant to Article VII, the Canadian Agent may, in its sole discretion, apply all amounts on deposit in the Prepayment Account to satisfy any of the Obligations in respect of Canadian Tranche Loans and B/As (and each Borrower hereby grants to the Canadian Agent a security interest in its Prepayment Account to secure such Obligations).

SECTION 2.12. Fees.  xiii)The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of the office (or Affiliate) of each Lender (except, in the case of any Defaulting Lender, as provided in Section 2.21) from which such Lender would make Loans to the Company in US Dollars hereunder (which office or Affiliate shall be specified by each Canadian Tranche Lender and Euro Tranche Lender in a notice delivered to the Administrative Agent prior to the initial payment to such Lender under this paragraph), a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which the last of such Commitments terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which all the Commitments shall have terminated and the Lenders shall have no further Exposures, including Swingline Exposures.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender, except that Swingline Loans shall be disregarded.

(b)  The applicable Canadian Borrowing Subsidiary agrees to pay to the Canadian Agent, for the account of each Canadian Tranche Lender, on each date on which B/As drawn by such Canadian Borrowing Subsidiary are accepted hereunder, in Canadian Dollars, an acceptance fee equal to the (i)  the product of the Applicable Rate and the face amount of each B/A accepted by such Lender multiplied by (ii) a fraction the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agents specified above for distribution, in the case of commitment fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.  xiv)The Loans comprising each ABR Borrowing (other than a Swingline Loan denominated in US Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.  Each Swingline Loan denominated in US Dollars  shall bear interest at the Alternate Base Rate plus the Applicable Rate minus the rate at which the commitment fee accrues under Section 2.12(a).

(b)  The Loans comprising each Canadian Base Rate Borrowing (other than a Swingline Loan denominated in Canadian Dollars) shall bear interest at the Canadian Base Rate plus the Applicable Rate.  Each Swingline Loan denominated in Canadian Dollars shall bear interest at the Canadian Base Rate plus the Applicable Rate minus the rate at which the commitment fee accrues under Section 2.12(a).

(c)  The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Revolving Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

(d)  Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.

(e)  Each Contract Loan shall bear interest at a rate per annum agreed upon between the applicable Borrower and Lender.

(f)  Notwithstanding the foregoing, if any principal of or interest on any Loan, any amount owed in respect of any B/A or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in US Dollars, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) above and (iii) in the case of any other amount payable in Canadian Dollars, 2% plus the rate applicable to Canadian Base Rate Loans as provided in paragraph (b) above.

(g)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (f) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(h)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Canadian Base Rate or the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Canadian Base Rate or LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) any Borrowing Request for a Eurocurrency Borrowing denominated in such currency shall be ineffective.

SECTION 2.15. Increased Costs.  xv)If any Change in Law or the applicability of any Statutory Reserves shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or

(ii) impose on any Lender or the London or Canadian interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participations therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)  If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender  or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender , as the case may be, such additional amount or amounts as will compensate such Lender  or such Lender’s holding company for any such reduction suffered.

(c)  Each Lender shall determine the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender  uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts).  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and setting forth in reasonable detail the calculations used by such Lender  to determine such amount, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay or cause the other Borrowers to pay to such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan or to issue B/As for acceptance and purchase on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan, or Fixed Rate Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period, as the case may be, applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

SECTION 2.17. Taxes.  xvi)Any and all payments by or on account of any Borrower in respect of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the London Agent, the Canadian Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)  The relevant Borrower shall indemnify the Administrative Agent, the London Agent, the Canadian Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender, or by an Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Each Lender shall severally indemnify the Administrative Agent, the London Agent, and the Canadian Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the relevant Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the relevant Borrower to do so) attributable to such Lender that are paid or payable by such Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph (e) shall be paid within 15 Business Days after the relevant Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.

(ii)  If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.17(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  xvii)Except as agreed by the relevant Borrower and the applicable Lenders with respect to Contract Loans, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to

12:00 noon, Local Time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time (or any other applicable time agreed by the relevant Borrower and the applicable Lenders with respect to Contract Loans) on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.18 for the account of the applicable Lenders or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company and the applicable Borrower; provided that payments to the Swingline Lenders or the applicable Lenders in respect of Contract Loans and payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrowers will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and no Borrower will be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions).  The Applicable Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly, in accordance with customary banking practices, following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal or interest in respect of any Loan  shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars.  Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment.  Any amount payable by any Agent to one or more Lenders in the national currency of a member state of the European Union that has adopted the Euro as its lawful currency shall be paid in Euros.

(b)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its US Tranche Loans,  Canadian Tranche Loans, Euro Tranche Loans or participations in Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its US Tranche Loans, Canadian Tranche Loans, Euro Tranche Loans and participations in Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the US Tranche Loans,

Canadian Tranche Loans, Euro Tranche Loans and participations in Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their respective US Tranche Loans, Canadian Tranche Loans, Euro Tranche Loans and participations in Swingline Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  Any purchaser of a participation under this paragraph shall have the benefit of Sections 2.15, 2.16 and 2.17 with respect to the participation purchased, but shall not be deemed by virtue of such purchase to have extended any Commitment that it had not extended prior to such purchase.

(c)  Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders  hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders , as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.

(d)  If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.  xviii)If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall consult with the Company regarding any actions that could be taken to reduce amounts payable under such Sections and the costs of taking such actions and shall, at the request of the Company following such consultations, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If (i) any Lender requests compensation under Section 2.15, (ii) or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) or if any Lender becomes a Defaulting Lender or (iv) any Lender delivers a Notice of Illegality pursuant to Section 2.20, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Commitment or a Canadian Tranche Commitment is being assigned, the Swingline Lenders), which consent shall not be unreasonably withheld and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company and (iii) in the case of any such assignment and delegation resulting from the delivery of a Notice of Illegality under Section 2.20, it shall not be unlawful under Federal or applicable state or foreign law for the assignee to make Loans or otherwise extend credit to or do business with the Subsidiary in respect of which such Notice of Illegality was delivered.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.

SECTION 2.20. Designation of Borrowing Subsidiaries.  The Company may at any time and from time to time designate any Subsidiary as a US Borrowing Subsidiary or a Euro Borrowing Subsidiary or designate any Canadian Subsidiary as a Canadian Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company as soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such

Borrowing Subsidiary Agreement to the Lenders.  Each Borrowing Subsidiary Agreement shall become effective on the date five Business Days after it has been posted by the Administrative Agent to the Lenders, unless prior thereto the Administrative Agent shall have received written notice from any Lender that it shall be unlawful under Federal or applicable state or foreign law for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary as provided herein (a “Notice of Illegality”), in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such Notice of Illegality or ceases to be a Lender hereunder pursuant to Section 2.19(b).  Upon the effectiveness of a Borrowing Subsidiary Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a US Borrowing Subsidiary, a Euro Borrowing Subsidiary or a Canadian Borrowing Subsidiary, as the case may be, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a US Borrowing Subsidiary, a Euro Borrowing Subsidiary or a Canadian Borrowing Subsidiary, as the case may be, and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary, as the case may be, to make further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.21. Defaulting Lenders.  xix)Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) commitment fees shall cease to accrue on the unused portion of each Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(ii) the Commitments and Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;

(iii) if any Swingline Exposure exists at the time such Lender becomes a Defaulting Lender then:

(1) all or any part of the Swingline Exposures of such Defaulting Lender shall be reallocated among the non-Defaulting

Lenders of the applicable Tranche, in proportion to their respective US Tranche Percentages or Canadian Tranche Percentages, as applicable, but only to the extent (A) the sum of all non-Defaulting US Tranche Lenders’ US Tranche Exposures plus such Defaulting Lender’s US Swingline Exposure does not exceed the total of all non-Defaulting US Tranche Lenders’ US Tranche Commitments and (B) the sum of all non-Defaulting Canadian Tranche Lenders’ Canadian Tranche Exposures plus such Defaulting Lender’s Canadian Swingline Exposure does not exceed the total of all non-Defaulting Canadian Tranche Lenders’ Canadian Tranche Commitments;

(2) if the reallocations described in clause (1) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (after giving effect to any partial reallocation pursuant to clause (1) above) prepay the applicable Swingline Loans in the amount required so that there is no longer any unreallocated Swingline Exposure of such Defaulting Lender; and

(3) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan of a Tranche in which such Defaulting Lender has a Commitment unless it is satisfied that the Defaulting Lender’s Swingline Exposure of such Tranche will be 100% reallocated to the non-Defaulting Lenders of such Tranche, and participating interests in any newly made Swingline Loan shall be allocated among non-Defaulting Lenders of the applicable Tranche in a manner consistent with the foregoing provisions (and such Defaulting Lender shall not participate therein).

(b)  If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) a Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan in which such Lender would acquire a participation unless such Swingline Lender shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to such Swingline Lender, to eliminate any risk to it in respect of such Lender hereunder.

(c)   In the event that the Administrative Agent, the Company and each applicable Swingline Lender shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures of the Lenders shall be readjusted to reflect the inclusion of such

Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders, and such funded participations in Swingline Loans, as the Administrative Agent shall determine to be necessary in order for the Lenders to hold such Loans and funded participations ratably in accordance with its Commitments.  Such Lender shall cease to be a Defaulting Lender upon remedying all matters to the satisfaction of the Administrative Agent and the Borrower that caused such Lender to be a Defaulting Lender, including the funding of any Loan or the closing of the purchase of any Loan necessary in order for such Lender to hold such Loans ratably in accordance with its Commitment.

ARTICLE III

Representations and Warranties

The Company and each other Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers.  The Company and each of the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability.  The Transactions are within the Company’s and each other Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Company and each other Borrower and constitutes a legal, valid and binding obligation of each of them, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as may be required under applicable securities laws and regulations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any other Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary.

SECTION 3.04. Financial Condition; No Material Adverse Change.

xx)The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended June 30, 2010 (the “Annual Financial Statements”), reported on by Deloitte & Touche LLP, independent public accountants, certified by its chief financial officer and its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended September 30, 2010, December 31, 2010 and March 31, 2011 (collectively, the “Quarterly Financial Statements”), certified by one of its Financial Officers.  The Annual Financial Statements and the Quarterly Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to, in the case of the Quarterly Financial Statements, normal year-end adjustments and the absence of footnotes.

(b)  Since March 31, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.  The Company and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.  xxi)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company and its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company and the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements.  The Company and each Material Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Federal Reserve Regulations.  xxii)Neither any Borrower nor any Subsidiary is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U).

(b)  No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (as defined in Regulation U of the Board) or to refinance Indebtedness originally incurred for such purpose, or in any manner or for any purpose that has resulted or will result in a violation of Regulation T, U or X of the Board.

SECTION 3.09. Investment Company Status.  Neither any Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10. Taxes.  The Company and the Material Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$100,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$100,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.12. Disclosure.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Michael A. Bonarti, Esq., General Counsel of the Company, substantially in the form of Exhibit C, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Company hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 (without giving effect to the parenthetical in such paragraph (a)).

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(f) The commitments under the Existing Credit Agreements shall have been or shall simultaneously be terminated and the principal of and interest accrued on all loans outstanding thereunder and all fees and other amounts accrued or owing thereunder shall have been or shall simultaneously be paid in full.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and accept and purchase B/As shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on June 22, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing or to accept and purchase any B/A is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or acceptance and purchase of B/As.

(b) At the time of and immediately after giving effect to such Borrowing or acceptance and purchase of B/As, no Default shall have occurred and be continuing.

Each Borrowing or acceptance and purchase of B/As shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary.  The obligation of each Lender to make Loans to or accept B/As at the request of any Borrowing Subsidiary is subject to the satisfaction of the following conditions:

(a) The Administrative Agent (or its counsel) shall have received a Borrowing Subsidiary Agreement of such Borrowing Subsidiary duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrowing

Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan, each amount owed in respect of any B/A, and all fees and other amounts payable hereunder shall have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information.  The Company will furnish to the Administrative Agent:

(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(e) promptly, but not later than five Business Days after the publication of any change by Moody’s or S&P in its Rating, notice of such change; and

(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any of its subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Reports required to be delivered pursuant to subsections (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered on the date on which the Company posts such reports on the Company’s website on the Internet at www.adp.com or when such report is posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports referred to in subsection (a), (b) and (d) of this Section 5.01 to the Administrative Agent or any Lender who requests the Company to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notices required to be delivered pursuant to subsection (e) of this Section 5.01 shall be deemed to have been delivered on the date on which the Company posts such information on the Internet at the website www.adp.com or when the publication is first made available by means of Moody’s or S&P’s (as the case may be) Internet subscription service.  The Administrative Agent shall promptly make available to each Lender a copy of the certificate to be delivered pursuant to subsection (c) of this Section 5.01 by posting such certificate on IntraLinks or by other similar means.

SECTION 5.02. Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice (in any case within five Business Days) of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business.  The Company will, and will cause each other Borrower to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Taxes.  The Company will, and will cause each Material Subsidiary to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties.  The Company will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights.  The Company will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Company will permit any representatives designated by the Administrative Agent, or by any Lender through the Administrative Agent, at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers.

SECTION 5.07. Compliance with Laws.  The Company will, and will cause each Material Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and environmental laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds.  The proceeds of the Loans will be used only for general corporate purposes, including the refinancing of indebtedness under the Existing Credit Agreements.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock (as defined in Regulation U of the Board) or to refinance Indebtedness originally incurred for such purpose, or in any manner or for any purpose that will result in a violation of Regulation T, U or X of the Board.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except:

(a) Permitted Encumbrances;

(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of any of the Borrowers or any of their Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(e) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Company and the Subsidiaries; and

(f) other Liens not expressly permitted by clauses (a) through (d) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under this clause (f) and (ii) the Attributable Debt permitted by Section 6.02(b) does not at any time exceed 25% of Consolidated Net Worth.

SECTION 6.02. Sale and Leaseback Transactions.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction except:

(a) Sale and Leaseback Transactions to which the Borrower or any Subsidiary is a party as of the date hereof; and

(b) other Sale and Leaseback Transactions; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.01(f) and (ii) the aggregate Attributable Debt in respect of Sale and Leaseback Transactions permitted by this clause (b) does not at any time exceed 25% of Consolidated Net Worth.

SECTION 6.03. Fundamental Changes.  Neither the Company nor any other  Borrower will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result from such transaction, the Company or any Borrower may merge or consolidate with any Person if (a) the Company or such Borrower, as the case may be, is the surviving Person or (b) the surviving Person (i) is organized under the laws of The United States of America or, in the case of a merger or consolidation of a Borrower other than the Company, the jurisdiction of organization of such Borrower, and (ii) assumes in writing all of the Company’s or such Borrower’s obligations under this Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent, such satisfaction to be based solely upon the validity and enforceability of the assumption contained in such documentation.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Company or any other Borrower shall fail to pay any principal of any Loan, or any amount due in respect of any B/A, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Company or any other Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s or such Borrower’s existence) or 5.08 or in Article VI;

(e) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;

(f) the Company or any Subsidiary shall default in the payment of any Material Indebtedness when and as due, or any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided, that if the maturity of any Material Indebtedness of a Person acquired directly or indirectly by the Company after the date hereof shall be accelerated by reason of such acquisition, no Event of Default under this paragraph (f) shall be deemed to have occurred with respect to such Material Indebtedness so long as such acceleration shall have been rescinded, or such Material Indebtedness shall have been repaid, within five Business Days following the date of such acceleration;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) the Company or any Material Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;

then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding, and declare an amount equal to the full face amount of all outstanding B/As, to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and an amount equal to the full face amount of all such outstanding B/As so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and an amount equal to the full face amount of all outstanding B/As, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  All amounts due and payable under this Article VII in respect of outstanding B/As shall be paid to the Canadian Agent and held in the Prepayment Account for application as provided in Section 2.11(e).

ARTICLE VIII

The Agents

In order to expedite the transactions contemplated by this Agreement, the Persons named in the heading of this Agreement are hereby appointed to act as Administrative Agent, London Agent and Canadian Agent on behalf of the Lenders.  Each of the Lenders and each assignee of any Lender hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent and, to the extent expressly provided herein, the other Agents are hereby expressly authorized by the Lenders, without hereby limiting any implied authority, and by the Borrowers with respect to clause (c) below, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Default or Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Borrower pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any of the Borrowers or any of their Subsidiaries or other Affiliates thereof as if it were not an Agent.

The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a

Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to any of the Borrowers or any of their Subsidiaries that is communicated to or obtained by the institution serving as Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower (in which case such Agent shall give written notice to each other Lender), and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (except during the continuance of an Event of Default hereunder, when no consent shall be required), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on the amount of its Loans and available Commitments hereunder) of any expenses incurred for the benefit of the Lenders by the Agents, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Company or any other Borrower and (b) to indemnify and hold harmless each Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company or any other Borrower; provided that no Lender shall be liable to an Agent or any such other indemnified Person for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined to have resulted from the gross negligence or willful misconduct of such Agent, and any of its Related Parties or any of their respective directors, officers, employees or agents.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other

Loan Document or related agreement or any document furnished hereunder or thereunder.

None of the Lenders identified on the facing page or signature pages of this Agreement or elsewhere herein as a “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or Lender, forthwith pay, or cause to be paid, to the applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent or Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify each Agent and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Agents and the Lenders.

Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01. Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Borrower, to Automatic Data Processing, Inc., One ADP Boulevard, MS #420, Roseland, NJ 07068-1728, Attention of Treasurer (Telephone No. 973-974-5710; Telecopy No. 973-974-3320), with a copy to Automatic Data Processing, Inc., One ADP Boulevard, MS #450, Roseland, NJ 07068-1728, Attention of General Counsel (Telecopy No. 973-974-3324);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, Floor 10, Houston, TX 77002, Attention of Teri M. Smith (Telephone No. 713-750-7920; Telecopy No. 713-750-2358), with a copy to JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Tracey Ewing (Telephone No. 212-270-8916; Telecopy No. 212-270-5127);

(c) if to the London Agent, to it at J.P. Morgan Europe Limited, Loans Agency Division, 125 London Wall, Floor 9, London, England EC2Y5AJ (Telephone No. 44-20-7-777-2288; Telecopy No. 44-20-7-777-2360); with a copy to the Administrative Agent as provided in paragraph (b) above;

(d) if to the Canadian Agent, to it at JPMorgan Chase Bank, N.A., Toronto Branch, Funding Officer, Royal Bank Plaza, Floor 18, Toronto, Canada M5J2J2 (Telephone No. 416-981-9235; Telecopy No. 416-981-9128); with a copy to the Administrative Agent as provided in paragraph (b) above; and

(e) if to any Lender or Swingline Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto or in the case of a Lender, to the Administrative Agent and the Borrowers.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02. Waivers; Amendments.  xxiii)No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or acceptance and purchase of a B/A shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)  Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders (and, additionally, in each case, if their rights and obligations are affected thereby, the Swingline Lenders) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the amount payable in respect of any B/A, reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, the required date of any payment with respect to any B/A, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that the addition of new tranches of loans or commitments that may be extended under this Agreement shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) release the Company from, or limit or condition, its obligations under Article IX, without the written consent of each Lender, or (vii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders with Commitments of any Class (or holding Obligations arising under such Commitments) differently than those of Lenders with Commitments of any other Class (or holding Obligations arising under such Commitments) without the written consent of Lenders holding a majority in interest of the outstanding Loans, obligations in respect of B/As and unused Commitments of each adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent or Swingline Lender and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Euro Tranche Lenders or the Canadian Tranche Lenders), the Euro Tranche Lenders (but not the Canadian Tranche Lenders or the US Tranche Lenders), or the Canadian Tranche Lenders (but not the US Tranche Lenders or the Euro Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Class of Lenders.  Notwithstanding anything else in the Section to the contrary, any amendment of the definition of Applicable Rate pursuant to the final sentence of that definition in Section 1.01 of this Agreement shall not require the written consent of the each Lender affected thereby, but shall require the written consent of the Company and the Required Lenders.

SECTION 10.03. Expenses; Indemnity; Damage Waiver.  xxiv)The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Agents and such Affiliates (and, if the Administrative Agent shall determine that it requires local counsel in any non-US jurisdiction, one counsel in that jurisdiction), in connection with the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by any Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent or any Lender, in connection with the enforcement or protection of its rights under any Loan Document, including its rights under this Section, or in connection with the Loans made or the B/As accepted and purchased, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)  The Company shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee (whether by a third party or by any Borrower) arising out of, in connection with, or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing or purchase of B/As hereunder are applied or proposed to be applied, directly or indirectly, by any of the Borrowers or their Subsidiaries, (ii) any Loan or B/A Drawing or the use of the proceeds therefrom or (iii) the execution, delivery or performance by any of the Borrowers and their Subsidiaries of the Loan Documents, or any actions or omissions of a Borrower or any of its Subsidiaries in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses shall have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to any Agent or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent or Swingline Lender such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against such Agent or Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures (including B/As) and unused Commitments at the time.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 10.04. Successors and Assigns.  xxv)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it); provided that (i)  the Administrative Agent (except in the case of an assignment to a Lender) and the Company (except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender or if an Event of Default has occurred and has been continuing for 30 days) must each give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the US Dollar Equivalent of the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that (x) any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default referred to in clause (i) of Article VII has occurred and is continuing and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  The Borrowers shall not be responsible under Section 2.15 or 2.17 for any increased costs incurred by a Lender as a result of an assignment under this Section to an Affiliate of such Lender unless such Lender is legally required to make such assignment.

(c)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and amounts in respect of B/As owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been made in compliance with this Agreement as provided in this paragraph.

(e)  Any Lender may, without the consent of any Borrower or the Administrative Agent or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

(f)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant so provides and is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(f) as though it were a Lender (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender).

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05. Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17, 10.03 and 10.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 10.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.  xxvi)This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.

(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12. Confidentiality.  xxvii)Each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Agents or the Lenders against the Borrowers under this Agreement or any other Loan Document, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section of which such Agent or Lender is aware or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section of which such Agent or Lender is aware.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which such Agent or Lender is aware.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)  Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Company and its Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c)  All information, including requests for waivers and amendments, furnished by the Company, the Subsidiaries or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company, the Subsidiaries and their Related Parties or the Company’s securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 10.13. Conversion of Currencies.  xxviii)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable

Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.14. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan or any B/A Drawing under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or accepting such B/A in accordance with applicable law, the rate of interest payable in respect of such Loan or B/A Drawing hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or B/A Drawing but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or B/A Drawings shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon (a) at the Federal Funds Effective Rate in the case of US Dollar denominated amounts, (b) at the Canadian Base Rate in the case of Canadian dollar denominated amounts, to the date of repayment, or (c) at a rate determined by the Administrative Agent to represent the applicable Lenders’ cost of funds in the case of Euro denominated amounts, shall have been received by such Lender.

SECTION 10.15. USA Patriot Act.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.  Each Borrower agrees to provide the Lenders, upon request, with all documentation and other information required to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 10.16. No Fiduciary Relationship.  Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, each Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  Each Borrower, on behalf of itself, the Subsidiaries and its and their respective Affiliates, waives and releases, to the fullest extent permitted by law, any claims that such Borrower, the Subsidiaries or such Affiliates may have against any Agent, any Person identified on the facing page or signature pages of this Agreement or elsewhere herein as a “syndication agent” or “documentation agent”, any Lender or any Affiliate of any of the foregoing in respect of any breach or alleged breach of agency or fiduciary duty.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
AUTOMATIC DATA PROCESSING, INC

By:	/s/ Michael C. Eberhard
Name: Michael C. Eberhard
Title: Corporate Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., Individually and as Administrative Agent and Swingline Lender,

By:	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

JPMORGAN EUROPE LIMITED, London Agent,

By:	/s/ Sue Dalton
Name: Sue Dalton
Title: Associate

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as Canadian Agent,

By:	/s/ Tina Rutyer
Name: Tina Rutyer
Title: Executive Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	BANK OF AMERICA, N.A.

	By:	/s/ William S. Rowe
Name: William S. Rowe
Title: Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution	Bank of America, N.A. (Canada branch)

	By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	THE BANK OF NEW YORK MELLON

	By:	/s/ Donald G. Cassidy, Jr.
Name: Donald G. Cassidy, Jr.
Title: Managing Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	The Bank of Tokyo-Mitsubishi UFJ, Ltd.

	By:	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	BARCLAYS BANK PLC

	By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	BMO Bank of Montreal

	By:	/s/ Alexandre Lalonde
Name: Alexandre Lalonde
Title: Director

	By:*	/s/ Bruce Groves
Name: Bruce Groves
Title: Managing Director

* The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	BNP Paribas

	By:	/s/ Michael A. Kowalczuk
Name: Michael A. Kowalczuk
Title: Director

	By:*	/s/ Nicolas Rabier
Name: Nicolas Rabier
Title: Director

* The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Citibank, N.A

	By:	/s/ Kevin Ege
Name: Kevin Ege
Title: Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	DEUTSCHE BANK AG NEW YORK BRANCH

	By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

	By:*	/s/ Ross Levitsky
Name: Ross Levitsky
Title: Managing Director

* The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	ING Belgium SA/NV

	By:	/s/ Marie-Gaël Levèque
Name: Marie-Gaël Levèque
Title Director

	By:*	/s/ Anne Léotard
Name: Anne Léotard
Title: Head of Transaction Management

* The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Intesa Sanpaolo S.p.A., New York Branch

	By:	/s/ Luca Sacchi
Name: Luca Sacchi
Title: Vice President

	By:*	/s/ Sergio Maggioni
Name: Sergio Maggioni
Title: FVP Head of Business

* The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	KEYBANK NATIONAL ASSOCIATION

	By:	/s/ Matthew A. Lambes
Name: Matthew A. Lambes
Title: Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Mizuho Corporate Bank, Ltd.

	By:	/s/ Bertram H. Tang
Name: Bertram H. Tang
Title: Authorized Signatory

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Morgan Stanley Bank, N.A.

	By:	/s/ Sherrese Clarke
Name: Sherrese Clarke
Title: Authorized Signatory

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	The Northern Trust Company

	By:	/s/ Andrew D. Holtz
Name: Andrew D. Holtz
Title: Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	PNC Bank National Association

	By:	/s/ Edward M. Tessalone
Name: Edward M. Tessalone
Title: Senior Vice President, PNC Bank, N.A.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	RBS Citizens, N.A.

	By:	/s/ William E. Rurode, Jr.
Name: William E. Rurode, Jr.
Title: Senior Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	ROYAL BANK OF CANADA

	By:	/s/ Jennifer Lee-You
Name: Jennifer Lee-You
Title: Attorney-In-Fact

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Societe Generale

	By:	/s/ Ambrish Thanawala
Name: Ambrish Thanawala
Title: Managing Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Svenska Handelsbanken AB (publ)

	By:	/s/ Richard Johnson
Name: Richard Johnson
Title: SVP

	By:*	/s/ Mark Emmertt
Name: Mark Emmertt
/title: VP

 * The second signature block is for the use of those Lenders that require two signatures.

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institutution:	Toronto Dominion (New York) LLC

	By:	/s/ Debbi L. Brito
Name: Debbi L. Brito
Title: Authorized Signatory

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	U.S. BANK N.A

	By:	/s/ Michael P. Dickman
Name: Michael P. Dickman
Title: Vice President

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Wells Fargo Bank, N.A.

	By:	/s/ Donald Schwartz
Name: Donald Schwartz
Title: Managing Director

                                                                                                                                SIGNATURE PAGE TO THE
AUTOMATIC DATA PROCESSING, INC.
FOUR-YEAR CREDIT AGREEMENT

Name of Institution:	Westpac Banking Corporation

	By:	/s/ Sean Crellin
Name: Sean Crellin
Title: Director
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